Exhibit 34.11a

Report of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo Bank, National Association:

We have examined management’s assertion, included in the accompanying ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the “Servicing Criteria”) for residential mortgage-backed securities (“RMBS”) transactions, commercial mortgage-backed securities (“CMBS”) transactions, and other asset-backed securities (“ABS”) transactions, in each case for which the Company provides document custody services and for which either (a) some or all of the issued securities for such RMBS, CMBS, and ABS transactions were publicly offered on or after January 1, 2006 pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such RMBS, CMBS, and ABS transactions were privately offered on or after January 1, 2006 pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable Servicing Criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions for which the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government-sponsored entity, other than certain RMBS transactions for which the offered securities were issued, sponsored and/or guaranteed by the Federal Deposit Insurance Company (the “Document Custody Platform”) as of and for the twelve months ended December 31, 2021 (the “Period”). The ten-month period from January 1, 2021 to and including October 31, 2021 is referred to herein as the “Pre-Sale Period”, and the two-month period from November 1, 2021 to and including December 31, 2021 is referred to herein as the “Post-Sale Period”.

Applicable Servicing Criteria for the Pre-Sale Period: Management has determined that the Servicing Criteria set forth in Item 1122(d)(1)(ii), 1122(d)(1)(iv), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iii) are applicable to the Company’s obligations in the related transaction agreements with respect to the Document Custody Platform for the Pre-Sale Period; provided however that, with respect to the Document Custody Platform, Servicing Criterion 1122(d)(4)(iii) is applicable only as it relates to the Company’s obligation to review and maintain the required loan documents related to any additions, removals or substitutions in accordance with the transaction agreements (the “Pre-Sale Applicable Servicing Criteria”). Management has determined that all other Servicing Criteria set forth in Item 1122(d) are not applicable to the Document Custody Platform for the Pre-Sale Period.

Applicable Servicing Criteria for the Post-Sale Period: Management has determined that the Servicing Criteria set forth in Item 1122(d)(1)(ii) and 1122(d)(1)(iv) are applicable to the Company’s obligations in the related transaction agreements with respect to the Document Custody Platform for the Post-Sale Period (the “Post- Sale Applicable Servicing Criteria,” and together with the Pre-Sale Applicable Servicing Criteria, the “Applicable Servicing Criteria”).

With respect to Applicable Servicing Criterion 1122(d)(4)(iii), Management has determined that there were no activities performed during the Pre-Sale Period with respect to the Document Custody Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA identifies the individual asset-backed transactions and securities defined by management as constituting the Document Custody Platform. Management is responsible for the Company’s compliance with the Applicable Servicing Criteria. Our

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Applicable Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Applicable Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Document Custody Platform, testing selected servicing activities related to the Document Custody Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Applicable Servicing Criteria.

As described in the accompanying ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA, for the Pre-Sale Period with respect to Servicing Criteria 1122(d)(4)(i) and 1122(d)(4)(ii), for certain ABS transactions included in the Document Custody Platform, the Company has engaged a vendor to handle certain aspects of maintaining and safeguarding pool assets, the security thereon, and related documents as required by such Servicing Criteria. Management has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and Management elects to take responsibility for assessing compliance with the portion of Servicing Criteria 1122(d)(4)(i) and 1122(d)(4)(ii) applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (“C&DI 200.06”). The Company has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the Servicing Criteria applicable to the vendor. Management is solely responsible for determining that the Company meets the SEC requirements to apply C&DI 200.06 for the vendor and related Servicing Criteria, as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06. For the Post-Sale Period, the Company did not engage any vendor that is not considered a “servicer” as defined in Item 1101(j) of Regulation AB.

In our opinion, management’s assertion that the Company complied with the aforementioned Pre-Sale Applicable Servicing Criteria during the Pre-Sale Period, including Applicable Servicing Criteria 1122(d)(4)(i) and 1122(d)(4)(ii) for which compliance is determined based on C&DI 200.06 as described above, and the Post-Sale Applicable Servicing Criteria during the Post-Sale Period as of and for the twelve months ended December 31, 2021 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois
February 21, 2022